Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our reports, dated March 29, 2010, relating to the consolidated financial statements of Canadian Superior Energy Inc. (which audit report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) and the effectiveness of Canadian Superior Energy Inc.'s internal control over financial reporting appearing in this Annual Report on Form 40-F of Canadian Superior Energy Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Calgary, Canada
March 29, 2010